Exhibit 99.1

                  [Creative Host Services, Inc. LOGO]

               CREATIVE HOST SERVICES, INC. ANNOUNCES FOURTH
               QUARTER AND YEAR END FINANCIAL RESULTS FOR 2003

FOR IMMEDIATE RELEASE
CONTACT:
Creative Host Services, Inc.               Hayden Communications, Inc.
(858) 675-7711                             (843) 272-4653


  *  2003 REVENUES INCREASED 14.6% TO $39.7 MILLION
  *  2003 INCOME FROM OPERATIONS INCREASED 29.8% TO $2.5 MILLION
  * 2003 EPS OF $0.07 VERSUS $0.16 PRIMARILY DUE TO INCREASED INTEREST EXPENSE AND HIGHER INCOME TAX PROVISION
  *  4th QUARTER REVENUE INCREASED 22.7% TO $10.9 MILLION
  *  11th CONSECUTIVE QUARTER OF PROFITABILITY

San Diego, CA-April 2, 2004 - Creative Host Services, Inc. (NASDAQ:CHST) today announced financial results for the fourth quarter and year ended December 31, 2003, the Company's 11th consecutive quarter and third consecutive year of profitability.

Revenues for the three months ended December 31, 2003 increased 22.7 percent to $10,909,074 compared to revenues of $8,892,003 for the comparable prior year period. Net income was $39,442, compared to net income of $123,158 last year.

Revenues for the fiscal year ended December 31, 2003 were $39.7 million, an increase of 14.6 percent compared to revenues of $34.6 million for the comparable prior year period. Income from operations increased 29.8 percent to $2.5 million, compared to $1.9 million reported last year. Net income for the year decreased to $622,700, or $0.07 per diluted share, from $1.3 million, or $0.16 per diluted share last year. The decline in net income was primarily attributable to an increase in interest expense due to the conversion and early retirement of convertible notes and an increase in the provision for income taxes.

The balance sheet also remained strong with $1.5 million in cash. Shareholders' equity was $19.1 million on December 31, 2003, representing a 7.8 percent increase from the $17.7 million on December 31, 2002.

Sayed Ali, President and Chairman of the Board, commented, "Continued improvement in revenue and operating income produced another profitable quarter and year for the Company. Increased interest expense and increased income taxes impacted our net income, but operating income increased compared to last year, demonstrating our improved efficiency and the ability of management to leverage its increased scale. We continue to work to obtain the approval of airport and government authorities to proceed with our planned merger with Compass Group USA, and anticipate obtaining the required consents and finalizing the other conditions of the offer as quickly as possible."

About Creative Host Services:
----------------------------

Creative Host Services, Inc. (including its wholly-owned subsidiary, GladCo Enterprises, Inc.) is engaged in the business of acquiring, managing, and operating airport concessions such as food and beverage, cocktail and lounge, and news and gift retail facilities at various locations across the United States. The company operates more than 130 concession facilities at 30 airports and enjoys co-branding relationships with several national and regional companies such as Carl's Jr., TCBY Yogurt, Samuel Adams Brew Pubs, Mrs. Fields Cookies, Pretzelmaker, Nathan's Famous Hot Dogs, Hot Licks Bar & Grill, Yuengling Brewery, and Creative Croissants. For additional corporate information please visit the company's corporate website - www.creativehostservices.com.


Safe Harbor Provision:
---------------------

Statements contained in this press release that are not descriptions of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward looking statements include statements related to anticipated trends in revenues, plans for future expansion and acquisition of new concession contracts, future financial performance and projected revenues and income. Such statements often include words such as "anticipate," "estimate", "project", "intends," "believes," "plans, "approximately," "likely," and similar expressions. Because Forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. The risks and uncertainties that contribute to the uncertain nature of forward looking statements include, but are not limited to, those related to competition, development and construction activities, dependence on existing management, leverage and debt service, possible early termination on concession contracts, government regulation, domestic and international economic conditions and the impact of war and terrorism on airline travel. Additional information on factors that may affect the business and financial results of the company can be found in documents filed by the Company with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Creative Host Services, Inc. undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

                            -Table Follows-

                        CREATIVE HOST SERVICES, INC.
               CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                               Three Months Ended             Year Ended
                                     December 31,                December 31,
                                ------------------------    -----------------------
                                   2003         2002           2003         2002
                                -----------  -----------    -----------  -----------
Total Revenues                  $10,909,074  $ 8,892,003    $39,684,837  $34,615,454
Costs of Goods Sold               2,912,920    2,398,672     10,473,120    9,319,742
                                -----------  -----------    -----------  -----------
   Gross Profit                   7,996,154    6,493,331     29,211,717   25,295,712
Operating Costs and
 Other Expenses                   7,934,214    6,410,691     28,145,567   23,969,426
                                -----------  -----------    -----------  -----------
   Pretax Income                     61,942       82,640      1,066,150    1,326,286
                                -----------  -----------    -----------  -----------
Provision (Benefit) for
 Income Taxes                        22,498      (40,518)       443,450       68,481
                                -----------  -----------    -----------  -----------
   Net Income                   $    39,442  $   123,158    $   622,700  $ 1,257,805
                                ===========  ===========    ===========  ===========
Basic Earnings Per Share        $      0.00  $      0.01    $      0.08  $      0.16
                                ===========  ===========    ===========  ===========
Diluted Earnings Per Share      $      0.00  $      0.01    $      0.07  $      0.16
                                ===========  ===========    ===========  ===========
Basic Weighted Average Shares     8,435,247    8,006,210      8,218,043    7,913,223
                                ===========  ===========    ===========  ===========
Diluted Weighted Average Shares   8,807,542    8,110,037      8,438,978    7,987,819
                                ===========  ===========    ===========  ===========


                          BALANCE SHEET HIGHLIGHTS
                           As of December 31

                                          2003                    2002
                                      -------------           ------------

Cash                                  $  1,452,643            $  1,241,766
Total Current Assets                     3,234,806               2,669,262
Net Property & Equipment                22,287,970              17,073,751
Other Assets                             6,828,297               5,984,384
Total Assets                            32,351,073              25,727,397


Current Liabilities                   $  4,869,709            $  4,005,567
Shareholders' Equity                    19,147,238              17,749,962
Total Liabilities and Equity            32,351,073              25,727,397